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Alcoa and subsidiaries                                                EXHIBIT 12


              Computation of Ratio of Earnings to Fixed Charges
                 For the nine months ended September 30, 2001
                          (in millions, except ratio)

                                                                         2001
                                                                         ----
Earnings:
   Income before taxes on income                                         $1,809
   Minority interests' share of earnings of majority-
      owned subsidiaries without fixed charges                                -
   Equity income                                                           (100)
   Fixed charges                                                            331
   Distributed income of less than 50%-owned persons                         22
   Amortization of capitalized interest                                      10
                                                                         ------

      Total earnings                                                     $2,072
                                                                         ======
Fixed Charges:
   Interest expense:
      Consolidated                                                       $  293
      Proportionate share of 50%-owned persons                                5
                                                                         ------
                                                                            298
                                                                         ------
   Amount representative of the interest factor in rents:
      Consolidated                                                           32
      Proportionate share of 50%-owned persons                                1
                                                                         ------
                                                                             33
                                                                         ------

   Fixed charges added to earnings                                          331
                                                                         ------
   Interest capitalized:
      Consolidated                                                           16
      Proportionate share of 50%-owned persons                                -
                                                                         ------
                                                                             16
                                                                         ------
   Preferred stock dividend requirements of
      majority-owned subsidiaries                                             -
                                                                         ------

      Total fixed charges                                                $  347
                                                                         ======

Ratio of earnings to fixed charges                                          6.0
                                                                         ======


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